MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O'Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC ANNOUNCES EXECUTIVE TRANSITION WITH APPOINTMENT OF MARK MURPHY TO CFO POSITION

St. Peters, MO, December 15, 2010 – MEMC Electronic Materials, Inc. (NYSE: WFR) today announced that effective January 10, 2011, it will transition the Chief Financial Officer role to Mark Murphy from the company’s current CFO, Tim Oliver.

Murphy, who was most recently Vice President and Controller of Praxair, Inc., one of the world’s largest industrial gas suppliers, will join the company as Senior Vice President and CFO reporting to Ahmad Chatila, MEMC’s Chief Executive Officer.

In his role as Controller of Praxair, Inc., Murphy was responsible for external financial reporting, financial planning and analysis, and functional effectiveness of the global finance organization.  Prior to Controller, Murphy was President, Praxair Electronics, Praxair’s business unit serving semiconductor, flat panel display, LED, and photovoltaic markets. From 2000 until 2008, Murphy held financial and business roles of increasing responsibility including Vice President of Finance, Praxair Asia, and Finance Director, Praxair Electronics.  Prior to joining Praxair, Murphy was a senior financial analyst with ExxonMobil Treasury.

“We are extremely pleased to have Mark join the MEMC leadership team at a key time for the company,” said Chatila.  “His experiences running large global technology businesses will make him a strong and valuable partner to our businesses as they grow.”

Oliver, who is leaving the Company to pursue other opportunities, has agreed to remain with the Company in a non-executive role through the end of the 2011 first quarter, to facilitate an effective transition and to assist in the completion of the annual planning processes.

“MEMC’s efforts to reduce costs, mitigate risk, improve capability and catalyze growth have truly transformed the company,” said Oliver. “I believe that MEMC is one of the best positioned companies in the industry, with a strong management team to lead them into the future. I am proud of what we have been able to accomplish.”

Chatila added, “I appreciate Tim’s efforts and accomplishments during his time at MEMC and wish him continued success in his future pursuits.  He transitions to Mark a strong finance team with processes that improved our transparency, drove accountability, and enabled our growth.”

About MEMC
MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and North America's largest solar energy services provider.

MEMC has been a pioneer in the design and development of silicon wafer technologies for 50 years. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

MEMC's common stock is listed on the New York Stock Exchange under the symbol "WFR" and is included in the S&P 500 Index. For more information about MEMC, please visit www.memc.com.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
MEMC Electronic Materials, Inc.
(636) 474-5443

Investors/Analysts:
Kurt Bruenning
Treasurer
MEMC Electronic Materials, Inc.
(636) 474-5925